NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: Investor Contact:	James E. Mahoney 617-434-9552 John A. Kahwaty 617-434-3650

FLEETBOSTON PROVIDES SUMMARY OF FOURTH QUARTER RESULTS

     BOSTON, MA, January 10, 2003 – FleetBoston Financial (NYSE: FBF) today announced that it expects to report earnings of approximately $300 million or $.28 per share from continuing operations for the fourth quarter of 2002. Included in the results are credit-related provisions of $800 million which are $450 million above the third quarter level. This action was driven by the more pronounced weakness in various industry sectors, especially merchant energy and airlines. Net credit chargeoffs and writedowns (excluding Argentina) for the fourth quarter will total approximately $500 million. Three well-publicized credits account for about $150 million of the total and these relate to a major airline bankruptcy, a European energy company, and an Enron-related financing tied to the recently announced settlement by JPM Chase with various insurers. Excluding the incremental provision above the third quarter level, earnings from continuing operations are expected to approximate $600 million or $.57 per share in the fourth quarter. The core customer facing businesses continue to demonstrate solid progress. Full details of fourth quarter results will be provided on the January 16th release date.

     The Corporation continues to make considerable progress in its risk reduction initiatives. Nonperforming assets are expected to decline by approximately $300 million or 8% from the third quarter, the second consecutive quarter of decline. Cross-border exposures in Brazil are expected to decline by approximately $1 billion in the fourth quarter, and have been reduced by over 25% in the past year. Recent efforts by the new government in Brazil have been encouraging and the overall situation in the country has improved. Domestic wholesale exposures continue to be steadily reduced and are down by about $25 billion in the past two years.

     The Corporation’s loan loss reserves remain strong and will continue to exceed 3% of total loans at the end of the fourth quarter. The net reserves being added will be applied to expected writedowns in 2003 from the ongoing restructurings in the above sectors. Capital levels remain strong as well with Tier 1 capital of approximately 8% and tangible common of over 6% expected in the fourth quarter.

     Chad Gifford, Chairman and Chief Executive Officer, stated: “This action culminates what has been a challenging year, particularly related to corporate credit conditions in the U.S. We are determined to take the steps necessary to tackle current and anticipated weaknesses in certain portfolio segments and have the financial strength to deal aggressively with these matters. We are equally determined to address the overhang caused by credit uncertainty and get the spotlight focused on our core businesses which are building considerable momentum heading into 2003.”

     Eugene McQuade, President and Chief Operating Officer, added: “Our strategic commitment to lower our risk profile is very much on track as evidenced by the ongoing reduction in nonperforming assets and targeted risk exposures. With this fourth quarter action, we currently expect our credit costs to decline in 2003 to approximately $1.25 billion. It is also our belief that nonperforming assets peaked several quarters ago. While much macro uncertainty persists and we remain cautious on the timing and extent of an economic recovery, our expectations provide us confidence in achieving the current consensus estimate for 2003 of approximately $2.50 per share. Also, based on our outlook for 2003, we expect to continue our current dividend policy.”

     A conference call has been scheduled for 8:30 a.m. (ET) today to discuss this announcement. Interested parties may access the conference call by calling 888-769-9722 (domestic) or 712-271-0953 (international) with a passcode of “Fleet”. Media and individuals will be in a listen-only mode. Participants are asked to call in a few minutes prior to the call in order to register for the event.

     Internet access to the call is also available (listen only) by going to the Investor Relations section of http://www.fleet.com. A replay of the call will be available through January 17, 2003 — 5:00 p.m. (ET) by calling 888-568-0723 (domestic) or 402-998-1488 (international) with no passcode or by going to the fleet.com website.

     This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social uncertainties in Latin America; (3) developments concerning credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; (4) continued weakness in domestic commercial loan demand, and the impact of that weakness on the Corporation’s lending activities; (5) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (6) continued weakness in the capital markets and the impact of that weakness on the Corporation’s Principal Investing and other capital markets business lines; (7) changes in competitive product and pricing pressures among financial institutions within the Corporation’s markets; (8) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry; (9) changes in accounting rules, policies, practices and procedures; and (10) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries. For further information, please refer to the Corporation’s reports filed with the SEC.

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